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                                 EXHIBIT 10.13

                          AGREEMENT WITH HOME NETWORK
                            DATED DECEMBER 15, 1997

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@HOME; THE COMPANY

@Home Network, headquartered in Redwood City, California, distributes high-speed interactive services to residences and businesses via its own network architecture and a variety of transport options including the cable industry's hybrid-fiber coaxial (HFC) infrastructure and tleco circuits. The cable connection provides users significant increases in speed over conventional Internet access, and @Home's national, multimegabit backbone allows for unique content offerings that go beyond current Web experiences.

@Home Network is not simply a connection to the already overloaded Internet. Instead, @Home uses advanced network technology to enable connections that are hundreds of times faster than traditional telephone modems. In addition, @Home Network provides a high level of network management and customer support, complemented by multimedia content that is tailored to the network's bandwidth capabilities. @Home Network is well-differentiated from other Internet connectivity solutions by its high speed, performance-engineered network (able to transmit data up to hundreds of times faster than traditional dial-up services and up to 75 times faster than ISDN) and its fully featured service offerings.

Since its founding in May 1995, @Home Network had reached affiliate agreements with eight top cable companies in North America including TCI, Comcast Corporation, Cox Communications, Cablevision Systems Corp., InterMedia Partners, Marcus Cable, Rogers Cablesystems Limited and Shaw Communications Incorporated. To date, @Home Network and its cable partners have deployed high-speed residential services in multiple U.S. markets, including Arlington Heights, Illinois; Fremont, California; Baltimore, Maryland; Hartford, Connecticut; Sarasota, Florida; Northern and Central New Jersey; Orange County, California; Seattle, Washington; San Diego, California; Phoenix, Arizona; Philadelphia, Pennsylvania; Detroit, Michigan; Omaha Nebraska and Nashville, Tennessee. @Home deployments will continue in 1998 in select national markets.

@HOME MISSION STATEMENT

To provide high-speed, fully integrated, multimedia services which will revolutionize the way people interact with information and each other at home and at work.

CAMPAIGN OBJECTIVES

@Home Network and Shopping.com will develop a broadband interactive marketing campaign to build Shopping.com brand awareness, develop strong relationships with online shoppers, and drive online transactions. The campaign will consist of broadband promotion across the @Home Guide pages, Home page and exclusive three month bonus sponsorships of two of the following "wizards": How Do I...(SM) Find an Apartment, How Do I...(SM) Restaurant Locator, and How Do I
 ...(SM) Job Listings. By partnering with @Home, the market leader in Internet broadband delivery, to develop this program,



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Shopping.com will gain an early understanding into the incremental business opportunities available via broadband access to the "wired household."

The program will consist of two (2) promotional elements: broadband promotion and a bonus sponsorship.

                                   [Graphics]



Broadband Site-wide Promotion:

The Visionary Level of participation will allow Shopping.com to take full advantage of @Home Network's bandwidth, targeting and tracking capabilities to derive rich learnings on the impact of broadband promotion. These benefits include: large file size ads (multiple megabite), contexual targeting, 3D Media Matrix to measure ad effectiveness, custom reports, customers intimacy programs, and access to @Home staff across all functional areas.

1,500,000 impressions will be guaranteed to Shopping.com over the course of the eighteen (18) month program. Promotions will run site wide with strategic placement on the Home page.


                                   [Graphics]


Exclusive Bonus Sponsorship: How Do I...(sm) "Wizards."

Shopping.com will be the exclusive sponsor of two of the following "wizards":
How Do I...(sm) Find an Apartment, How Do I...(sm) Restaurant Locator, and How Do I...(sm) Job Listings on @Home Network. Shopping.com is guaranteed to be the default position for three months on the two chosen "wizards" and will work with @Home on the implementation in order that it is designed to the satisfaction of Shopping.com.

While sponsoring the "wizards," Shopping.com will have a key position to influence consumers as they seek to find the easy-to-access collection of solutions to a broad array of common tasks.

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CAMPAIGN STRATEGY

An integrated marketing program with @Home will further strengthen Shopping.com's relationship with internet shoppers and drive online transactions.

Shopping.com has the opportunity to derive long term learning through launching broadband campaigns on @Home Network that take advantage of @Home's Network's high bandwidth network and targeting capabilities. Shopping.com will be able to deliver large file size ads that are creatively engaging and compelling and deliver more information to the end user. Shopping.com will reach affluent, educated households during their home computing sessions that may not be reachable via broadcast or whose time has shifted from TV and print to online. Shopping.com can target campaigns by content area, geographic region, and computer platform.

TARGET AUDIENCE

Neo-Hearthminders. @Home Network subscribers can be described as neo-hearthminders people using new technologies in their home - people using new technologies in their home. @Home Network reaches affluent, educated techno-savvy families. They measure well above the typical web demographic in number of years on the Internet, HH income and education. Early subscriber survey results indicate an attractive and lucrative demographic:

53% consider themselves computer experts          30% have graduate degree
69% have a household income of 75K+               66% are married
62% have more than one computer                   44% have children in the home

CAMPAIGN BENEFITS

Exclusive three month sponsorship of two How Do I...(sm) "wizards"
1,500,000 guaranteed run of site impressions
Home page positioning plus targeting across content channels
Customized 3D Media Matrix to measure ad effectiveness across all channels with an equal run of impressions
Weekly impression/click through reports by content channel and b*box creative All strategic planning and creative assistance on broadband advertisements Consulting on click stream data and analysis of @Home subscriber usage
Custom targeting by content area, zip code, OS, browser and cable operator

IMPRESSION FORECAST
(see attachment)


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CAMPAIGN COSTS

$262,500 gross

5% prepay discount
15% agency discount
20% first 15 CPM advertisers

$169,500 net for strategic planning, implementation and reporting on 1,500,000 impressions. This program will be monthly is eighteen equal payments of $9,416.67.

TERMS

The parties agree as follows:


I.      Definitions.

        A. "Effective Date" means the date on which Shopping.com signs the agreement.

        B. "Commencement Date" means the date on which Shopping.com promotional elements become commercially available to @Home subscribers. The parties will use commercially reasonable efforts to cause the Commencement Date to occur within ninety (90) days after the Effective Date.

II. Term and Termination. This Agreement will begin on the Effective Date and terminate eighteen (18) months from the Commencement Date, subject to renewal by mutual agreement of the parties.

        A. Terms for Renewal: If Shopping.com elects to renew the Agreement, the terms and conditions of the agreement will continue during the renewal term, except that Shopping.com will receive a 25% discount off epm-based rates (in effect at the end of the eighteen month term) for the duration of the renewal period.

        B. Termination for Breach. In no event shall Shopping.com or their agency(s) of record's inability to deliver strategies, digital content or required time/resources constitute a breach of this agreement.

Each of the undersigned agree to the terms of this proposal:

Shopping.com Corporation                            At Home Corporation

By: /s/ DOUG HAY                                By: /s/ CHRIS ZAK
------------------------                        -----------------------------
Doug Hay                                        Chris Zak
Executive Vice President                        National Accounts Manager


        12/15/97                                        12/15/97
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Date                                            Date



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